Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Cullen Zalman
Prosperity Bank Plaza	Executive Vice President – Banking and Corporate Activities
4295 San Felipe	281.269.7199
Houston, Texas 77027	cullen.zalman@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

REPORTS SECOND QUARTER

2025 EARNINGS

•
Second quarter earnings per share (diluted) of $1.42, an increase of 21.4% compared to second quarter 2024
•
Second quarter net income increased 21.1% to $135.2 million compared to second quarter 2024
•
Second quarter net interest margin increased 24 basis points to 3.18% compared to second quarter 2024
•
Loans increased $219.8 million during second quarter 2025
•
Noninterest-bearing deposits of $9.4 billion, representing 34.3% of total deposits
•
Allowance for credit losses on loans and on off-balance sheet credit exposure of $383.7 million and allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program, of 1.66%(1)
•
Nonperforming assets remain low at 0.33% of second quarter average interest-earning assets
•
Return (annualized) on second quarter average assets of 1.41% and average tangible common equity of 13.44%(1)
•
Announced the signing of a definitive merger agreement with American Bank Holding Corporation headquartered in Corpus Christi, Texas

HOUSTON, July 23, 2025. Prosperity Bancshares, Inc.® (NYSE: PB) (“Prosperity Bancshares”), the parent company of Prosperity Bank® (collectively, “Prosperity”), reported net income of $135.2 million for the quarter ended June 30, 2025 compared with $111.6 million for the same period in 2024. Net income per diluted common share was $1.42 for the quarter ended June 30, 2025 compared with $1.17 for the same period in 2024. The annualized return on second quarter average assets was 1.41%. Additionally, loans increased $219.8 million during the second quarter of 2025. Nonperforming assets remain low at 0.33% of second quarter average interest-earning assets.

“I am excited to share that our bank continues to grow, with double digit increases in net income and earnings per share compared with the second quarter of 2024. Our net interest margin also improved to 3.28%, a 24 basis point increase compared with the second quarter of 2024 as our interest-bearing assets continue to reprice. Loans grew $219.8 million during the second quarter of 2025, and we continue to see cautious enthusiasm from our customers. As mentioned in my previous comments, these are the results we expected, and these tailwinds should continue to be positive over the next 12 and 24 months,” said David Zalman, Prosperity’s Senior Chairman and Chief Executive Officer.

“I am proud to announce that we entered into a definitive agreement with American Bank Holding Company in Corpus Christi to merge. We have followed American Bank closely for more than two decades and have tremendous respect for the bank and for the people that have contributed to its success. Our banks have a complementary footprint, and we are familiar with and remain committed to the communities that American Bank serves, including with both financial products and community support. This combination will strengthen our presence and operations in South Texas and surrounding areas and enhances our presence in Central Texas, including in San Antonio, a highly desirable, high growth area,” stated Zalman.

______________

(1)
Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

“Texas and Oklahoma continue to shine as more people and companies move to the states because of the business-friendly political structure and no state income tax. Texas was recently rated as the second-best state for business in 2025 by CNBC,” continued Zalman.

“Thank you to our customers, shareholders and associates that make all of this possible,” concluded Zalman.

Results of Operations for the Three Months Ended June 30, 2025

Net income was $135.2 million(2) for the three months ended June 30, 2025 compared with $111.6 million(3) for the same period in 2024, an increase of $23.6 million or 21.1%. Net income per diluted common share was $1.42 for the three months ended June 30, 2025 compared with $1.17 for the same period in 2024, an increase of 21.4%. The changes were primarily due to an increase in net interest income, a decrease in merger related provision and expenses and lower regulatory assessments and FDIC insurance, partially offset by a decrease in net gain on sale or write-up of securities. On a linked quarter basis, net income was $135.2 million(2) for the three months ended June 30, 2025 compared with $130.2 million(4) for the three months ended March 31, 2025, an increase of $4.9 million or 3.8%. Net income per diluted common share was $1.42 for the three months ended June 30, 2025 compared with $1.37 for the three months ended March 31, 2025. The change was primarily due to an increase in net interest income and a decrease in salaries and benefits. Annualized returns on average assets, average common equity and average tangible common equity for the three months ended June 30, 2025 were 1.41%, 7.13% and 13.44%(1), respectively. Prosperity’s efficiency ratio (excluding net gains and losses on the sale, write-down or write-up of assets and securities) was 44.80%(1) for the three months ended June 30, 2025.

Net interest income before provision for credit losses was $267.7 million for the three months ended June 30, 2025 compared with $258.8 million for the same period in 2024, an increase of $8.9 million or 3.5%. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average rates on loans, a decrease in the average balances on investment securities and a decrease in the average balances and average rates on federal funds sold and other earning assets. Net interest income before provision for credit losses increased $2.3 million to $267.7 million for the three months ended June 30, 2025 compared with $265.4 million for the three months ended March 31, 2025.

The net interest margin on a tax equivalent basis was 3.18% for the three months ended June 30, 2025 compared with 2.94% for the same period in 2024. The change was primarily due to a decrease in the average balances and average rates on other borrowings and a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average rates on loans and a decrease in the average balances on investment securities. The net interest margin on a tax equivalent basis was 3.18% for the three months ended June 30, 2025 compared with 3.14% for the three months ended March 31, 2025.

Noninterest income was $43.0 million for the three months ended June 30, 2025 compared with $46.0 million for the same period in 2024, a decrease of $3.0 million or 6.6%. The change was primarily due to a decrease in net gain on sale or write-down of securities, partially offset by an increase in other noninterest income, increase in service charges on deposit accounts and a higher net gain on sale or write-down of assets. Noninterest income was $43.0 million for the three months ended June 30, 2025 compared with $41.3 million for the three months ended March 31, 2025, an increase of $1.7 million or 4.1%.

Noninterest expense was $138.6 million for the three months ended June 30, 2025 compared with $152.8 million for the same period in 2024, a decrease of $14.3 million or 9.3%. The change was primarily due to decreases in regulatory assessment and FDIC insurance, merger related expenses, salaries and benefits and other noninterest expense, which were higher in the second quarter of 2024 due to the merger of Lone Star State Bancshares, Inc. with Prosperity Bancshares and the merger of Lone Star State Bank of West Texas with Prosperity Bank, both effective on April 1, 2024 (collectively, the “Lone Star Merger”). Noninterest expense was $138.6 million for the three months ended June 30, 2025 compared with $140.3 million for the three months ended March 31, 2025, a decrease of $1.7 million or 1.2%.

______________

(2)
Includes purchase accounting adjustments of $2.8 million, net of tax, primarily comprised of loan discount accretion of $3.1 million for the three months ended June 30, 2025.
(3)
Includes purchase accounting adjustments of $6.1 million, net of tax, primarily comprised of loan discount accretion of $7.2 million, merger related provision for credit losses of $9.1 million, merger related expenses of $4.4 million, FDIC special assessment of $3.6 million, and net gain on sale or write-up of securities of $10.7 million for the three months ended June 30, 2024.
(4)
Includes purchase accounting adjustments of $3.2 million, net of tax, primarily comprised of loan discount accretion of $3.3 million for the three months ended March 31, 2025.
(5)
Includes purchase accounting adjustments of $6.0 million, net of tax, primarily comprised of loan discount accretion of $6.4 million for the six months ended June 30, 2025.
(6)
Includes purchase accounting adjustments of $8.1 million, net of tax, primarily comprised of loan discount accretion of $9.1 million, merger related provision for credit losses of $9.1 million, merger related expenses of $4.4 million, FDIC special assessment of $3.6 million, and net gain on sale or write-up of securities of $11.0 million for the six months ended June 30, 2024.

Results of Operations for the Six Months Ended June 30, 2025

For the six months ended June 30, 2025, net income was $265.4 million(5) compared with $222.0 million(6) for the same period in 2024, an increase of $43.4 million or 19.5%. Net income per diluted common share was $2.79 for the six months ended June 30, 2025 compared with $2.34 for the same period in 2024, an increase of 19.2%. The changes were primarily due to an increase in net interest income, lower merger related provision and expenses, and lower regulatory assessments and FDIC insurance, partially offset by a decrease on net gain on sale or write-up of securities. Returns on average assets, average common equity and average tangible common equity for the six months ended June 30, 2025 were 1.37%, 7.03% and 13.33%(1), respectively.

Net interest income before provision for credit losses for the six months ended June 30, 2025 was $533.1 million compared with $497.0 million for the same period in 2024, an increase of $36.1 million or 7.3%. The change was primarily due to a decrease in the average balances and average rates on other borrowings, a decrease in the average rates on interest-bearing deposits and an increase in the average balances on loans, partially offset by a decrease in the average balances on investment securities.

The net interest margin on a tax equivalent basis for the six months ended June 30, 2025 was 3.16% compared with 2.87% for the same period in 2024. The change was primarily due to a decrease in the average balances and average rates on other borrowings, a decrease in the average rates on interest-bearing deposits, partially offset by a decrease in the average balances on investment securities.

Noninterest income was $84.3 million for the six months ended June 30, 2025 compared with $84.9 million for the same period in 2024, a decrease of $590 thousand or 0.7%.

Noninterest expense was $278.9 million for the six months ended June 30, 2025 compared with $288.7 million for the same period in 2024, a decrease of $9.8 million or 3.4%, primarily due to decreases in regulatory assessment and FDIC insurance, merger related expenses and other noninterest expense.

Balance Sheet Information

Prosperity had $38.417 billion in total assets at June 30, 2025 compared with $39.762 billion at June 30, 2024 and $38.765 billion at March 31, 2025.

Loans were $22.197 billion at June 30, 2025, a decrease of $123.4 million, compared with $22.321 billion at June 30, 2024. Linked quarter loans increased $219.8 million or 1.0% (4.0% annualized) from $21.978 billion at March 31, 2025.

Loans, excluding Warehouse Purchase Program loans, were $20.910 billion at June 30, 2025 compared with $21.239 billion at June 30, 2024, a decrease of $329.5 million or 1.6%, and compared with $20.920 billion at March 31, 2025, a decrease of $9.7 million.

Deposits were $27.473 billion at June 30, 2025, a decrease of $459.7 million or 1.6%, compared with $27.933 billion at June 30, 2024. Linked quarter deposits decreased $553.4 million or 2.0% from $28.027 billion at March 31, 2025, primarily due to a decrease in public fund deposits and business deposits. Prosperity generally experiences seasonality with its public fund deposits, as public fund customers use the tax dollars they receive in December and January throughout the year, resulting in lower deposit balances in the second and third quarters of the year.

The table below provides detail on the impact of loans acquired and deposits assumed in the Lone Star Merger:

Balance Sheet Data (at period end)
(In thousands)
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans acquired (including new production since acquisition date):
Lone Star Bank	$905,610	$976,624	$1,057,618	$1,109,783	$1,084,559
Prosperity Bank
Warehouse Purchase Program loans	1,287,440	1,057,893	1,080,903	1,228,706	1,081,403
All other loans	20,004,338	19,943,053	20,010,688	20,042,363	20,154,853
Total loans	$22,197,388	$21,977,570	$22,149,209	$22,380,852	$22,320,815

Deposits assumed (including new deposits since acquisition date):
Lone Star Bank	$940,726	$983,280	$1,093,536	$1,136,216	$1,187,821
All other deposits	26,532,685	27,043,519	27,287,802	26,951,395	26,745,265
Total deposits	$27,473,411	$28,026,799	$28,381,338	$28,087,611	$27,933,086

Excluding loans acquired in the Lone Star Merger and new production at the acquired banking centers since April 1, 2024, loans at June 30, 2025 increased $55.5 million compared with June 30, 2024 and increased $290.8 million compared with March 31, 2025.

Excluding deposits assumed in the Lone Star Merger and new deposits generated at the acquired banking centers since April 1, 2024, deposits at June 30, 2025 decreased by $212.6 million compared with June 30, 2024 and decreased by $510.8 million compared with March 31, 2025.

Asset Quality

Nonperforming assets totaled $110.5 million or 0.33% of quarterly average interest-earning assets at June 30, 2025 compared with $89.6 million or 0.25% of quarterly average interest-earning assets at June 30, 2024 and $81.4 million or 0.24% of quarterly average interest-earning assets at March 31, 2025.

The allowance for credit losses on loans and off-balance sheet credit exposures was $383.7 million at June 30, 2025 compared with $397.5 million at June 30, 2024 and $386.7 million at March 31, 2025. There was no provision for credit losses for the three and six months ended June 30, 2025 compared to $9.1 million provision for credit losses for the three and six months ended June 30, 2024.

The allowance for credit losses on loans was $346.1 million or 1.56% of total loans at June 30, 2025 compared with $359.9 million or 1.61% of total loans at June 30, 2024 and $349.1 million or 1.59% of total loans at March 31, 2025. Excluding Warehouse Purchase Program loans, the allowance for credit losses on loans to total loans was 1.66%(1) at June 30, 2025 compared with 1.69%(1) at June 30, 2024 and 1.67%(1) at March 31, 2025.

Net charge-offs were $3.0 million for the three months ended June 30, 2025 compared with net charge-offs of $4.4 million for the three months ended June 30, 2024 and net charge-offs of $2.7 million for the three months ended March 31, 2025. For the second quarter of 2025, $2.1 million of reserves on resolved purchased credit deteriorated (“PCD”) loans without any related charge-offs were released to the general reserve.

Net charge-offs were $5.7 million for the six months ended June 30, 2025 compared with net charge-offs of $6.5 million for the six months ended June 30, 2024. For the six months ended June 30, 2025, $10.4 million of reserves on resolved PCD loans without any related charge-offs were released to the general reserve.

Dividend

Prosperity Bancshares declared a third quarter 2025 cash dividend of $0.58 per share to be paid on October 1, 2025, to all shareholders of record as of September 15, 2025.

Agreement to Acquire American Bank Holding Corporation

On July 18, 2025, Prosperity Bancshares and American Bank Holding Corporation (“American”) jointly announced the signing of a definitive merger agreement (the “Merger Agreement”) whereby American, a Texas corporation and bank holding company of American Bank, N.A. (“American Bank”), will merge with and into Prosperity Bancshares and American Bank will merge with and into Prosperity Bank. American Bank operates 18 banking offices and 2 loan production offices in South and Central Texas including its main office in Corpus Christi, and banking offices in San Antonio, Austin, Victoria and the greater Corpus Christi area including Port Aransas and Rockport and a loan production office in Houston, Texas. As of March 31, 2025, American, on a consolidated basis, reported total assets of $2.517 billion, total loans of $1.752 billion and total deposits of $2.270 billion.

Under the terms and subject to the conditions of the merger agreement, Prosperity Bancshares will issue 4,439,981 shares of Prosperity Bancshares common stock for all outstanding shares of American common stock, subject to certain potential adjustments. Based on Prosperity Bancshares’ closing price of $72.40 on July 16, 2025, the total consideration was valued at approximately $321.5 million. The transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and approval of the shareholders of American. The transaction is expected to close during the fourth quarter of 2025 or the first quarter of 2026.

Conference Call

Prosperity’s management team will host a conference call on Wednesday, July 23, 2025, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) to discuss Prosperity’s second quarter 2025 earnings. Individuals and investment professionals may participate in the call by dialing 877-883-0383 for domestic participants, or 412-902-6506 for international participants. The participant elite entry number is 9928869.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybankusa.com. The webcast may be accessed from Prosperity’s Investor Relations page by selecting “Presentations, Webcasts & Calls” from the menu and following the instructions.

Non-GAAP Financial Measures

Prosperity’s management uses certain non-GAAP financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, Federal Deposit Insurance Corporation (“FDIC”) special assessment, net of tax, and net gain on the sale or write-up of securities, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses, and FDIC special assessment. Prosperity believes these non-GAAP financial measures provide information useful to investors in understanding Prosperity’s financial results and their presentation, together with the accompanying reconciliations, provides a more complete understanding of factors and trends affecting Prosperity’s business and allows investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. Further, Prosperity believes that these non-GAAP financial measures provide useful information by excluding certain items that may not be indicative of its core operating earnings and business outlook. These non-GAAP financial measures should not be considered a substitute for, nor of greater importance than, GAAP basis financial measures and results; Prosperity strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Please refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc. ®

As of June 30, 2025, Prosperity Bancshares, Inc.® is a $38.417 billion Houston, Texas based regional financial holding company providing personal banking services and investments to consumers and businesses throughout Texas and Oklahoma. Founded in 1983, Prosperity believes in a community banking philosophy, taking care of customers, businesses and communities in the areas it serves by providing financial solutions to simplify everyday financial needs. In addition to offering traditional deposit and loan products, Prosperity offers digital banking solutions, credit and debit cards, mortgage services, retail brokerage services, trust and wealth management, and treasury management.

Prosperity currently operates 283 full-service banking locations: 62 in the Houston area, including The Woodlands; 33 in the South Texas area including Corpus Christi and Victoria; 61 in the Dallas/Fort Worth area; 22 in the East Texas area; 31 in the Central Texas area including Austin and San Antonio; 45 in the West Texas area including Lubbock, Midland-Odessa, Abilene, Amarillo and Wichita Falls; 15 in the Bryan/College Station area; 6 in the Central Oklahoma area; and 8 in the Tulsa, Oklahoma area.

Cautionary Notes on Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains statements regarding the proposed transaction between Prosperity and American; future financial and operating results; benefits and synergies of the transaction; future opportunities for Prosperity; the issuance of common stock of Prosperity contemplated by the Merger Agreement; the expected filing by Prosperity with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Registration Statement”) and a prospectus of Prosperity and a proxy statement of American to be included therein (the “Proxy Statement/Prospectus”); the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates, and projections about Prosperity and its subsidiaries or related to the proposed transaction and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.

These forward-looking statements may include information about Prosperity’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for credit losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s loan portfolio and allowance for credit losses, changes in deposits, borrowings and the investment securities portfolio, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of each of the proposed transactions, and statements about the assumptions underlying any such statement. These forward‑looking statements are not guarantees of future performance and are based on expectations and assumptions Prosperity currently believes to be valid. Because forward-looking statements relate to future results and occurrences, many of which are outside of Prosperity’s control, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. These risks and uncertainties include, but are not limited to, whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); the possibility that the anticipated benefits of an acquisition transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of two companies or as a result of the strength of the economy and competitive factors generally; a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate, interest rate and commodity price fluctuations; changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs; and the effect, impact, potential duration or other implications of weather and climate-related events. Many possible events or factors could adversely affect the future financial results and performance of Prosperity, American or the combined company and could cause those results or performance to differ materially from those expressed in or implied by the forward-looking statements. Such risks and uncertainties include, among others: (1) the risk that the cost savings and synergies from the transaction may not be fully realized or may take longer than anticipated to be realized, (2) disruption to Prosperity’s business and to American’s business as a result of the announcement and pendency of the transaction, (3) the risk that the integration of American’s business and operations into Prosperity, will be materially delayed or will be more costly or difficult than expected, or that Prosperity is otherwise unable to successfully integrate American’s business into its own, including as a result of unexpected factors or events, (4) the failure to obtain the necessary approval by the shareholders of American, (5) the ability by each of Prosperity and American to obtain required governmental approvals of the transaction on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect Prosperity after the closing of the transaction or adversely affect the expected benefits of the transaction, (6) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the transaction, (7) the failure of the closing conditions in the Merger Agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (8) the dilution caused by the issuance of additional shares of Prosperity’s common stock in the transaction, (9) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (10) the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Prosperity before or after the transaction, or against American, (11) diversion of management’s attention from ongoing business operations and (12) general competitive, economic, political and market conditions and other factors that may affect future results of Prosperity and American. Prosperity disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC, and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.

Additional Information about the Transaction and Where to Find It

Prosperity intends to file with the SEC a Registration Statement on Form S-4 to register the shares of Prosperity common stock to be issued to the shareholders of American in connection with the proposed transaction. The Registration Statement will include a Proxy Statement/Prospectus which will be sent to the shareholders of American in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY/STATEMENT PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, WHEN THEY ARE AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROSPERITY, AMERICAN AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. You will also be able to obtain these documents, when they are filed, free of charge, from Prosperity at http://www.prosperitybankusa.com. Copies of the Proxy Statement/Prospectus can also be obtained, when it becomes available, free of charge, by directing a request by telephone or mail to Prosperity Bancshares, Inc., Prosperity Bank Plaza, 4295 San Felipe, Houston, Texas 77027 Attn: Investor Relations, (281) 269-7199 or to American Bank Holding Corporation, 800 North Shoreline Boulevard, Corpus Christi, Texas 78401, Attn: Stephen Raffaele, (512) 306-5550.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law.

Bryan/College Station Area	Grapevine	Seven Points	Shadow Creek	North University
Bryan	Grapevine Main	Teague	Spring	Texas Tech Student Union
Bryan-29th Street	Kiest	Tyler-Beckham	Tomball
Bryan-East	Lake Highlands	Tyler-South Broadway	Waller	Midland
Bryan-North	McKinney	Tyler-University	West Columbia	North
Caldwell	McKinney Eldorado	Winnsboro	Wharton	Wadley
College Station	McKinney Redbud		Winnie	Wall Street
Hearne	North Carrolton	Houston Area	Wirt	West
Huntsville	Park Cities	Houston
Madisonville	Plano	Aldine	South Texas Area -	Odessa
Navasota	Plano-West	Alief	Corpus Christi	Grant
New Waverly	Preston Forest	Bellaire	Calallen	Kermit Highway
Rock Prairie	Preston Parker	Beltway	Carmel	Parkway
Southwest Parkway	Preston Royal	Clear Lake	Northwest
Tower Point	Red Oak	Copperfield	Saratoga	San Angelo
Wellborn Road	Richardson	Cypress	Timbergate	College Hills
	Richardson-West	Downtown	Water Street	Sherwood Way
Central Texas Area	Rosewood Court	Eastex
Austin	The Colony	Fairfield	Victoria	Wichita Falls
Cedar Park	Tollroad	First Colony	Victoria Main	Cattlemans
Congress	Trinity Mills	Fry Road	Victoria-Navarro	Kell
Lakeway	Turtle Creek	Gessner	Victoria-North
Liberty Hill	West 15th Plano	Gladebrook	Victoria Salem	Other West Texas Area
Northland	West Allen	Grand Parkway		Locations
Oak Hill	Westmoreland	Heights	Other South Texas Area	Big Spring
Research Blvd	Wylie	Highway 6 West	Locations	Big Spring - East
Westlake		Little York	Alice	Brownfield
	Fort Worth	Medical Center	Aransas Pass	Brownwood
Other Central Texas Area	Haltom City	Memorial Drive	Bay City	Burkburnett
Locations	Hulen	Northside	Beeville	Byers
Bastrop	Keller	Pasadena	Colony Creek	Cisco
Canyon Lake	Museum Place	Pecan Grove	Cuero	Comanche
Dime Box	Renaissance Square	Pin Oak	East Bernard	Early
Dripping Springs	Roanoke	River Oaks	Edna	Floydada
Elgin	Stockyards	Sugar Land	El Campo	Gorman
Flatonia		SW Medical Center	Goliad	Henrietta
Fredericksburg	Other Dallas/Fort Worth Area	Tanglewood	Gonzales	Levelland
Georgetown	Locations	The Plaza	Hallettsville	Littlefield
Gruene	Arlington	Uptown	Kingsville	Merkel
Horseshoe Bay	Azle	Waugh Drive	Mathis	Plainview
Kingsland	Ennis	Westheimer	Padre Island	Slaton
La Grange	Gainesville	West University	Palacios	Snyder
Lexington	Glen Rose	Woodcreek	Port Lavaca
Marble Falls	Granbury		Portland	Oklahoma
New Braunfels	Grand Prairie	Katy	Rockport	Central Oklahoma Area
Pleasanton	Jacksboro	Cinco Ranch	Sinton	Oklahoma City
Round Rock	Mesquite	Katy-Spring Green	Taft	23rd Street
San Antonio	Muenster		Yoakum	Expressway
Schulenburg	Runaway Bay	The Woodlands	Yorktown	I-240
Seguin	Sanger	The Woodlands-College Park		Memorial
Smithville	Waxahachie	The Woodlands-I-45	West Texas Area
Thorndale	Weatherford	The Woodlands-Research Forest	Abilene	Other Central Oklahoma Area
Weimar			Antilley Road	Locations
	East Texas Area	Other Houston Area	Barrow Street	Edmond
Dallas/Fort Worth Area	Athens	Locations	Cypress Street	Norman
Dallas	Blooming Grove	Angleton	Judge Ely
14th Street Plano	Canton	Beaumont	Mockingbird	Tulsa Area
Abrams Centre	Carthage	Cleveland		Tulsa
Addison	Corsicana	Dayton	Amarillo	Garnett
Allen	Crockett	Galveston	Hillside	Harvard
Balch Springs	Eustace	Groves	Soncy	Memorial
Camp Wisdom	Gilmer	Hempstead		Sheridan
Carrollton	Grapeland	Hitchcock	Lubbock	S. Harvard
Cedar Hill	Gun Barrel City	Liberty	4th Street	Utica Tower
Coppell	Jacksonville	Magnolia	66th Street	Yale
East Plano	Kerens	Magnolia Parkway	82nd Street
Frisco	Longview	Mont Belvieu	86th Street	Other Tulsa Area Locations
Frisco Warren	Mount Vernon	Nederland	98th Street	Owasso
Frisco-West	Palestine	Needville	Avenue Q
Garland	Rusk	Rosenberg	Milwaukee

- - -

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Balance Sheet Data (at period end)
Loans held for sale	$6,004	$9,764	$10,690	$6,113	$9,951
Loans held for investment	20,903,944	20,909,913	21,057,616	21,146,033	21,229,461
Loans held for investment - Warehouse Purchase Program	1,287,440	1,057,893	1,080,903	1,228,706	1,081,403
Total loans	22,197,388	21,977,570	22,149,209	22,380,852	22,320,815

Investment securities(A)	10,608,104	10,792,731	11,094,424	11,300,756	11,702,139
Federal funds sold	197	221	292	208	234
Allowance for credit losses on loans	(346,084)	(349,101)	(351,805)	(354,397)	(359,852)
Cash and due from banks	1,304,993	1,694,637	1,972,175	2,209,863	1,507,604
Goodwill	3,503,127	3,503,127	3,503,129	3,504,388	3,504,107
Core deposit intangibles, net	58,796	62,406	66,047	70,178	74,324
Other real estate owned	7,874	8,012	5,701	5,757	4,960
Fixed assets, net	374,602	373,273	371,238	373,812	377,394
Other assets	708,355	701,799	756,328	623,903	630,569
Total assets	$38,417,352	$38,764,675	$39,566,738	$40,115,320	$39,762,294

Noninterest-bearing deposits	$9,426,657	$9,675,915	$9,798,438	$9,811,361	$9,706,505
Interest-bearing deposits	18,046,754	18,350,884	18,582,900	18,276,250	18,226,581
Total deposits	27,473,411	28,026,799	28,381,338	28,087,611	27,933,086
Other borrowings	2,900,000	2,700,000	3,200,000	3,900,000	3,900,000
Securities sold under repurchase agreements	183,572	216,086	221,913	228,896	233,689
Allowance for credit losses on off-balance sheet credit exposures	37,646	37,646	37,646	37,646	37,646
Other liabilities	222,987	267,083	287,346	499,918	374,429
Total liabilities	30,817,616	31,247,614	32,128,243	32,754,071	32,478,850
Shareholders' equity(B)	7,599,736	7,517,061	7,438,495	7,361,249	7,283,444
Total liabilities and equity	$38,417,352	$38,764,675	$39,566,738	$40,115,320	$39,762,294

(A) Includes $(1,657), $(1,374), $(2,056), $(1,070) and $(2,007) in unrealized losses on available for sale securities for the quarterly periods ended June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024 and June 30, 2024, respectively.

(B) Includes $(1,309), $(1,085), $(1,624), $(845) and $(1,586) in after-tax unrealized losses on available for sale securities for the quarterly periods ended June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024 and June 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(In thousands)

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Income Statement Data
Interest income:
Loans	$325,490	$319,023	$333,055	$337,451	$336,428	$644,513	$642,656
Securities(C)	57,836	57,886	58,260	59,617	62,428	115,722	128,849
Federal funds sold and other earning assets	9,438	15,896	19,630	20,835	14,095	25,334	23,360
Total interest income	392,764	392,805	410,945	417,903	412,951	785,569	794,865

Interest expense:
Deposits	93,790	95,597	102,050	107,758	106,124	189,387	198,816
Other borrowings	30,101	30,492	39,620	46,792	46,282	60,593	95,228
Securities sold under repurchase agreements	1,151	1,334	1,501	1,662	1,759	2,485	3,791
Total interest expense	125,042	127,423	143,171	156,212	154,165	252,465	297,835
Net interest income	267,722	265,382	267,774	261,691	258,786	533,104	497,030
Provision for credit losses	—	—	—	—	9,066	—	9,066
Net interest income after provision for credit losses	267,722	265,382	267,774	261,691	249,720	533,104	487,964

Noninterest income:
Nonsufficient funds (NSF) fees	8,885	9,147	9,960	9,016	8,153	18,032	16,441
Credit card, debit card and ATM card income	9,761	8,739	9,443	9,620	9,384	18,500	18,245
Service charges on deposit accounts	7,645	7,408	6,992	6,664	6,436	15,053	12,842
Trust income	3,859	3,601	3,514	3,479	3,601	7,460	7,757
Mortgage income	965	1,009	779	962	745	1,974	1,355
Brokerage income	1,225	1,262	1,063	1,258	1,186	2,487	2,421
Bank owned life insurance income	1,985	2,115	2,020	2,028	1,885	4,100	3,932
Net gain (loss) on sale or write-down of assets	1,414	(235)	584	3,178	(903)	1,179	(938)
Net gain on sale or write-up of securities	—	—	—	224	10,723	—	11,021
Other noninterest income	7,243	8,255	5,482	4,670	4,793	15,498	11,797
Total noninterest income	42,982	41,301	39,837	41,099	46,003	84,283	84,873

Noninterest expense:
Salaries and benefits	87,296	89,476	88,631	88,367	89,584	176,772	175,355
Net occupancy and equipment	9,168	9,146	8,957	9,291	8,915	18,314	17,538
Credit and debit card, data processing and software amortization	12,056	11,422	12,342	11,985	11,998	23,478	22,973
Regulatory assessments and FDIC insurance	5,508	5,789	5,789	5,726	10,317	11,297	15,855
Core deposit intangibles amortization	3,610	3,641	4,131	4,146	4,156	7,251	7,393
Depreciation	4,779	4,774	4,791	4,741	4,836	9,553	9,522
Communications	3,507	3,473	3,450	3,360	3,485	6,980	6,887
Other real estate expense	204	140	255	12	69	344	256
Net (gain) loss on sale or write-down of other real estate	(222)	(30)	(610)	(97)	31	(252)	(107)
Merger related expenses	—	—	—	63	4,381	—	4,381
Other noninterest expense	12,659	12,470	13,809	12,744	15,070	25,129	28,637
Total noninterest expense	138,565	140,301	141,545	140,338	152,842	278,866	288,690
Income before income taxes	172,139	166,382	166,066	162,452	142,881	338,521	284,147
Provision for income taxes	36,984	36,157	35,990	35,170	31,279	73,141	62,119
Net income available to common shareholders	$135,155	$130,225	$130,076	$127,282	$111,602	$265,380	$222,028

(C) Interest income on securities was reduced by net premium amortization of $4,926, $5,027, $5,609, $5,574 and $5,831 for the three months ended June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024 and June 30, 2024, respectively, and $9,953 and $11,653 for the six months ended June 30, 2025 and 2024, respectively.

Prosperity Bancshares, Inc. ®

Financial Highlights (Unaudited)

(Dollars and share amounts in thousands, except per share data and market prices)

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Profitability
Net income (D) (E)	$135,155	$130,225	$130,076	$127,282	$111,602	$265,380	$222,028

Basic earnings per share	$1.42	$1.37	$1.37	$1.34	$1.17	$2.79	$2.34
Diluted earnings per share	$1.42	$1.37	$1.37	$1.34	$1.17	$2.79	$2.34

Return on average assets (F) (J)	1.41%	1.34%	1.31%	1.28%	1.12%	1.37%	1.13%
Return on average common equity (F) (J)	7.13%	6.94%	7.00%	6.93%	6.10%	7.03%	6.15%
Return on average tangible common equity (F) (G) (J)	13.44%	13.23%	13.50%	13.50%	11.81%	13.33%	11.93%
Tax equivalent net interest margin (D) (E) (H)	3.18%	3.14%	3.05%	2.95%	2.94%	3.16%	2.87%
Efficiency ratio (G) (I) (K)	44.80%	45.71%	46.10%	46.87%	51.82%	45.26%	50.49%

Liquidity and Capital Ratios
Equity to assets	19.78%	19.39%	18.80%	18.35%	18.32%	19.78%	18.32%
Common equity tier 1 capital	17.10%	16.92%	16.42%	15.84%	15.42%	17.10%	15.42%
Tier 1 risk-based capital	17.10%	16.92%	16.42%	15.84%	15.42%	17.10%	15.42%
Total risk-based capital	18.35%	18.17%	17.67%	17.09%	16.67%	18.35%	16.67%
Tier 1 leverage capital	11.62%	11.20%	10.82%	10.52%	10.29%	11.62%	10.29%
Period end tangible equity to period end tangible assets (G)	11.58%	11.23%	10.75%	10.36%	10.24%	11.58%	10.24%

Other Data
Weighted-average shares used in computing earnings per common share
Basic	95,277	95,266	95,264	95,261	95,765	95,271	94,735
Diluted	95,277	95,266	95,264	95,261	95,765	95,271	94,735
Period end shares outstanding	95,277	95,258	95,275	95,261	95,262	95,277	95,262
Cash dividends paid per common share	$0.58	$0.58	$0.58	$0.56	$0.56	$1.16	$1.12
Book value per common share	$79.76	$78.91	$78.07	$77.27	$76.46	$79.76	$76.46
Tangible book value per common share (G)	$42.38	$41.48	$40.61	$39.75	$38.89	$42.38	$38.89

Common Stock Market Price
High	$74.56	$82.75	$86.76	$74.87	$66.18	$82.75	$68.88
Low	$61.57	$68.96	$68.94	$58.66	$57.16	$61.57	$57.16
Period end closing price	$70.24	$71.37	$75.35	$72.07	$61.14	$70.24	$61.14
Employees – FTE (excluding overtime)	3,921	3,898	3,916	3,896	3,902	3,921	3,902
Number of banking centers	283	284	283	287	288	283	288

(D) Includes purchase accounting adjustments for the periods presented as follows:

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Loan discount accretion
Non-PCD	$2,486	$2,615	$2,761	$3,616	$4,797	$5,101	$6,109
PCD	$638	$677	$850	$1,212	$2,394	$1,315	$2,942
Securities net accretion	$409	$705	$528	$555	$564	$1,114	$1,125
Time deposits amortization	$(2)	$(9)	$(21)	$(40)	$4	$(11)	$(93)

(E) Using effective tax rate of 21.5%, 21.7%, 21.7%, 21.6% and 21.9% for the three months ended June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024 and June 30, 2024, respectively, and 21.6% and 21.9% for the six months ended June 30, 2025 and 2024, respectively.

(F) Interim periods annualized.

(G) Refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(H) Net interest margin for all periods presented is based on average balances on an actual 365-day or 366-day basis.

(I) Calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus noninterest income, excluding net gains and losses on the sale, write-down or write-up of assets and securities. Additionally, taxes are not part of this calculation.

(J) For calculations of the annualized returns on average assets, average common equity and average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of this non-GAAP financial measure to the nearest GAAP financial measure.

(K) For calculations of the efficiency ratio excluding merger related expenses and FDIC special assessment refer to the “Notes to Selected Financial Data” at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures to the nearest respective GAAP financial measures.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

YIELD ANALYSIS	Three Months Ended
	Jun 30, 2025				Mar 31, 2025				Jun 30, 2024
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(L)
Interest-earning assets:
Loans held for sale	$9,813	$166	6.79%		$7,570	$127	6.80%		$8,446	$149	7.10%
Loans held for investment	20,907,400	306,671	5.88%		20,959,226	305,068	5.90%		21,328,824	319,361	6.02%
Loans held for investment - Warehouse Purchase Program	1,179,307	18,653	6.34%		876,086	13,828	6.40%		917,026	16,918	7.42%
Total loans	22,096,520	325,490	5.91%		21,842,882	319,023	5.92%		22,254,296	336,428	6.08%
Investment securities	10,867,856	57,836	2.13%	(M)	11,017,400	57,886	2.13%	(M)	12,179,074	62,428	2.06%	(M)
Federal funds sold and other earning assets	841,933	9,438	4.50%		1,443,220	15,896	4.47%		1,026,251	14,095	5.52%
Total interest-earning assets	33,806,309	392,764	4.66%		34,303,502	392,805	4.64%		35,459,621	412,951	4.68%
Allowance for credit losses on loans	(348,310)				(350,715)				(332,904)
Noninterest-earning assets	4,933,215				5,004,291				4,822,131
Total assets	$38,391,214				$38,957,078				$39,948,848

Interest-bearing liabilities:
Interest-bearing demand deposits	$4,807,864	$8,859	0.74%		$5,224,796	$9,019	0.70%		$4,839,194	$9,133	0.76%
Savings and money market deposits	8,944,897	45,796	2.05%		9,007,286	45,645	2.06%		9,084,051	50,252	2.22%
Certificates and other time deposits	4,366,510	39,135	3.59%		4,426,521	40,933	3.75%		4,400,922	46,739	4.27%
Other borrowings	2,717,583	30,101	4.44%		2,776,667	30,492	4.45%		3,900,000	46,282	4.77%
Securities sold under repurchase agreements	194,577	1,151	2.37%		217,945	1,334	2.48%		258,637	1,759	2.74%
Total interest-bearing liabilities	21,031,431	125,042	2.38%	(N)	21,653,215	127,423	2.39%	(N)	22,482,804	154,165	2.76%	(N)

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,508,845				9,504,540				9,780,211
Allowance for credit losses on off-balance sheet credit exposures	37,646				37,646				36,729
Other liabilities	227,002				255,876				327,847
Total liabilities	30,804,924				31,451,277				32,627,591
Shareholders' equity	7,586,290				7,505,801				7,321,257
Total liabilities and shareholders' equity	$38,391,214				$38,957,078				$39,948,848

Net interest income and margin		$267,722	3.18%			$265,382	3.14%			$258,786	2.94%
Non-GAAP to GAAP reconciliation:
Tax equivalent adjustment		574				587				800
Net interest income and margin (tax equivalent basis)		$268,296	3.18%			$265,969	3.14%			$259,586	2.94%

(L) Annualized and based on an actual 365-day or 366-day basis.

(M) Yield on securities was impacted by net premium amortization of $4,926, $5,027 and $5,831 for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

(N) Total cost of funds, including noninterest bearing deposits, was 1.64%, 1.66% and 1.92% for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

YIELD ANALYSIS	Year-to-Date
	Jun 30, 2025				Jun 30, 2024
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(O)	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	(O)
Interest-earning assets:
Loans held for sale	$8,698	$293	6.79%		$6,957	$241	6.97%
Loans held for investment	20,933,170	611,739	5.89%		20,872,069	612,034	5.90%
Loans held for investment - Warehouse Purchase Program	1,028,534	32,481	6.37%		818,838	30,381	7.46%
Total loans	21,970,402	644,513	5.92%		21,697,864	642,656	5.96%
Investment securities	10,942,215	115,722	2.13%	(P)	12,436,171	128,849	2.08%	(P)
Federal funds sold and other earning assets	1,140,915	25,334	4.48%		849,546	23,360	5.53%
Total interest-earning assets	34,053,532	785,569	4.65%		34,983,581	794,865	4.57%
Allowance for credit losses on loans	(349,506)				(332,306)
Noninterest-earning assets	4,967,987				4,790,888
Total assets	$38,672,013				$39,442,163

Interest-bearing liabilities:
Interest-bearing demand deposits	$5,015,178	$17,878	0.72%		$4,991,390	$17,556	0.71%
Savings and money market deposits	8,975,919	91,441	2.05%		8,986,565	97,404	2.18%
Certificates and other time deposits	4,396,350	80,068	3.67%		4,042,369	83,856	4.17%
Other borrowings	2,746,961	60,593	4.45%		3,991,566	95,228	4.80%
Securities sold under repurchase agreements	206,197	2,485	2.43%		277,537	3,791	2.75%
Total interest-bearing liabilities	21,340,605	252,465	2.39%	(Q)	22,289,427	297,835	2.69%	(Q)

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	9,506,704				9,611,730
Allowance for credit losses on off-balance sheet credit exposures	37,646				36,616
Other liabilities	240,789				283,139
Total liabilities	31,125,744				32,220,912
Shareholders' equity	7,546,269				7,221,251
Total liabilities and shareholders' equity	$38,672,013				$39,442,163

Net interest income and margin		$533,104	3.16%			$497,030	2.86%
Non-GAAP to GAAP reconciliation:
Tax equivalent adjustment		1,161				1,608
Net interest income and margin (tax equivalent basis)		$534,265	3.16%			$498,638	2.87%

(O) Based on an actual 365-day or 366-day basis.

(P) Yield on securities was impacted by net premium amortization of $9,953 and $11,653 for the six months ended June 30, 2025 and 2024, respectively.

(Q) Total cost of funds, including noninterest bearing deposits, was 1.65% and 1.88% for the six months ended June 30, 2025 and 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
YIELD TREND (R)

Interest-Earning Assets:
Loans held for sale	6.79%	6.80%	6.68%	6.89%	7.10%
Loans held for investment	5.88%	5.90%	5.93%	5.97%	6.02%
Loans held for investment - Warehouse Purchase Program	6.34%	6.40%	6.66%	7.27%	7.42%
Total loans	5.91%	5.92%	5.97%	6.04%	6.08%
Investment securities (S)	2.13%	2.13%	2.06%	2.04%	2.06%
Federal funds sold and other earning assets	4.50%	4.47%	4.80%	5.41%	5.52%
Total interest-earning assets	4.66%	4.64%	4.66%	4.70%	4.68%

Interest-Bearing Liabilities:
Interest-bearing demand deposits	0.74%	0.70%	0.70%	0.77%	0.76%
Savings and money market deposits	2.05%	2.06%	2.10%	2.23%	2.22%
Certificates and other time deposits	3.59%	3.75%	4.06%	4.24%	4.27%
Other borrowings	4.44%	4.45%	4.73%	4.77%	4.77%
Securities sold under repurchase agreements	2.37%	2.48%	2.58%	2.72%	2.74%
Total interest-bearing liabilities	2.38%	2.39%	2.60%	2.78%	2.76%

Net Interest Margin	3.18%	3.14%	3.04%	2.94%	2.94%
Net Interest Margin (tax equivalent)	3.18%	3.14%	3.05%	2.95%	2.94%

(R) Annualized and based on average balances on an actual 365-day or 366-day basis.

(S) Yield on securities was impacted by net premium amortization of $4,926, $5,027, $5,609, $5,574 and $5,831 for the three months ended June 30, 2025, March 31, 2025, December 31, 2024, September 30, 2024 and June 30, 2024, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Balance Sheet Averages
Loans held for sale	$9,813	$7,570	$8,571	$7,913	$8,446
Loans held for investment	20,907,400	20,959,226	21,038,694	21,107,139	21,328,824
Loans held for investment - Warehouse Purchase Program	1,179,307	876,086	1,137,113	1,114,681	917,026
Total loans	22,096,520	21,842,882	22,184,378	22,229,733	22,254,296

Investment securities	10,867,856	11,017,400	11,265,535	11,612,193	12,179,074
Federal funds sold and other earning assets	841,933	1,443,220	1,628,050	1,531,788	1,026,251
Total interest-earning assets	33,806,309	34,303,502	35,077,963	35,373,714	35,459,621
Allowance for credit losses on loans	(348,310)	(350,715)	(353,560)	(358,237)	(332,904)
Cash and due from banks	294,379	326,066	317,420	304,911	295,077
Goodwill	3,503,127	3,503,128	3,505,030	3,504,300	3,482,448
Core deposit intangibles, net	60,739	64,293	68,167	72,330	59,979
Other real estate	8,749	7,105	6,778	5,339	3,071
Fixed assets, net	374,486	374,448	373,561	375,626	377,369
Other assets	691,735	729,251	632,040	611,219	604,187
Total assets	$38,391,214	$38,957,078	$39,627,399	$39,889,202	$39,948,848

Noninterest-bearing deposits	$9,508,845	$9,504,540	$9,829,912	$9,680,785	$9,780,211
Interest-bearing demand deposits	4,807,864	5,224,796	4,845,174	4,774,975	4,839,194
Savings and money market deposits	8,944,897	9,007,286	8,915,410	8,908,315	9,084,051
Certificates and other time deposits	4,366,510	4,426,521	4,552,445	4,564,232	4,400,922
Total deposits	27,628,116	28,163,143	28,142,941	27,928,307	28,104,378
Other borrowings	2,717,583	2,776,667	3,332,609	3,900,000	3,900,000
Securities sold under repurchase agreements	194,577	217,945	231,240	242,813	258,637
Allowance for credit losses on off-balance sheet credit exposures	37,646	37,646	37,646	37,646	36,729
Other liabilities	227,002	255,876	454,298	433,171	327,847
Shareholders' equity	7,586,290	7,505,801	7,428,665	7,347,265	7,321,257
Total liabilities and equity	$38,391,214	$38,957,078	$39,627,399	$39,889,202	$39,948,848

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Jun 30, 2025		Mar 31, 2025		Dec 31, 2024		Sep 30, 2024		Jun 30, 2024
Period End Balances

Loan Portfolio
Commercial and industrial	$1,897,117	8.6%	$1,915,124	8.7%	$1,962,111	8.8%	$1,970,844	8.8%	$2,023,531	9.1%
Warehouse purchase program	1,287,440	5.8%	1,057,893	4.8%	1,080,903	4.9%	1,228,706	5.5%	1,081,403	4.8%
Construction, land development and other land loans	2,873,238	12.9%	2,845,082	13.0%	2,859,281	12.9%	2,814,521	12.6%	2,828,372	12.7%
1-4 family residential	7,530,816	33.9%	7,576,350	34.5%	7,581,450	34.2%	7,557,858	33.8%	7,496,485	33.6%
Home equity	869,370	3.9%	896,529	4.1%	906,139	4.1%	919,676	4.1%	930,428	4.2%
Commercial real estate (includes multi-family residential)	5,827,645	26.3%	5,783,410	26.3%	5,800,985	26.2%	5,869,687	26.2%	5,961,884	26.7%
Agriculture (includes farmland)	1,029,250	4.6%	1,013,960	4.6%	1,033,546	4.7%	1,033,224	4.6%	1,037,361	4.6%
Consumer and other	368,747	1.7%	378,821	1.7%	378,817	1.7%	413,548	1.8%	340,611	1.5%
Energy	513,765	2.3%	510,401	2.3%	545,977	2.5%	572,788	2.6%	620,740	2.8%
Total loans	$22,197,388		$21,977,570		$22,149,209		$22,380,852		$22,320,815

Deposit Types
Noninterest-bearing DDA	$9,426,657	34.3%	$9,675,915	34.5%	$9,798,438	34.5%	$9,811,361	34.9%	$9,706,505	34.7%
Interest-bearing DDA	4,708,251	17.1%	4,931,769	17.6%	5,182,035	18.3%	4,800,758	17.1%	4,762,730	17.1%
Money market	6,302,770	23.0%	6,339,509	22.6%	6,229,022	21.9%	6,166,792	22.0%	6,180,769	22.1%
Savings	2,667,859	9.7%	2,703,736	9.7%	2,685,496	9.5%	2,707,982	9.6%	2,765,197	9.9%
Certificates and other time deposits	4,367,874	15.9%	4,375,870	15.6%	4,486,347	15.8%	4,600,718	16.4%	4,517,885	16.2%
Total deposits	$27,473,411		$28,026,799		$28,381,338		$28,087,611		$27,933,086

Loan to Deposit Ratio	80.8%		78.4%		78.0%		79.7%		79.9%

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

Construction Loans

	Jun 30, 2025		Mar 31, 2025		Dec 31, 2024		Sep 30, 2024		Jun 30, 2024

Single family residential construction	$696,569	24.2%	$727,417	25.6%	$778,067	27.2%	$836,571	29.7%	$940,381	33.2%
Land development	227,254	7.9%	225,784	7.9%	260,158	9.1%	256,571	9.1%	241,639	8.5%
Raw land	248,380	8.7%	261,918	9.2%	278,892	9.7%	263,411	9.4%	291,112	10.3%
Residential lots	217,835	7.6%	219,115	7.7%	209,850	7.3%	217,920	7.7%	222,343	7.9%
Commercial lots	55,176	1.9%	56,343	2.0%	59,044	2.1%	58,472	2.1%	60,264	2.1%
Commercial construction and other	1,428,985	49.7%	1,355,587	47.6%	1,274,619	44.6%	1,183,127	42.0%	1,074,361	38.0%
Net unaccreted discount	(961)		(1,082)		(1,349)		(1,551)		(1,728)
Total construction loans	$2,873,238		$2,845,082		$2,859,281		$2,814,521		$2,828,372

Non-Owner Occupied Commercial Real Estate Loans by Metropolitan Statistical Area (MSA) as of June 30, 2025

	Houston	Dallas	Austin	OK City	Tulsa	Other (T)	Total
Collateral Type
Shopping center/retail	$332,171	$249,400	$59,338	$15,472	$13,024	$330,419	$999,824
Commercial and industrial buildings	133,239	105,706	22,278	33,130	12,339	274,479	581,171
Office buildings	114,815	269,275	130,691	45,270	4,330	86,538	650,919
Medical buildings	82,882	16,788	1,657	42,053	27,437	71,247	242,064
Apartment buildings	122,871	128,913	64,053	10,615	13,530	208,395	548,377
Hotel	108,149	117,048	30,555	13,625	—	180,617	449,994
Other	174,929	58,816	20,314	6,182	6,973	97,515	364,729
Total	$1,069,056	$945,946	$328,886	$166,347	$77,633	$1,249,210	$3,837,078	(U)

Acquired Loans

	Non-PCD Loans			PCD Loans			Total Acquired Loans
	Balance at Acquisition Date	Balance at Mar 31, 2025	Balance at Jun 30, 2025	Balance at Acquisition Date	Balance at Mar 31, 2025	Balance at Jun 30, 2025	Balance at Acquisition Date		Balance at Mar 31, 2025	Balance at Jun 30, 2025
Loan marks:
Acquired banks (V)	$368,247	$13,536	$12,813	$327,842	$5,620	$5,237	$696,089		$19,156	$18,050
Lone Star Bank (W)	20,378	11,714	9,953	4,558	1,093	838	24,936		12,807	10,791
Total	388,625	25,250	22,766	332,400	6,713	6,075	721,025		31,963	28,841

Acquired portfolio loan balances:
Acquired banks (V)	13,307,853	1,281,901	1,223,988	1,317,564	380,484	342,617	14,625,417		1,662,385	1,566,605
Lone Star Bank (W)	1,016,128	645,440	562,614	59,109	47,559	44,526	1,075,237		692,999	607,140
Total	14,323,981	1,927,341	1,786,602	1,376,673	428,043	387,143	15,700,654	(X)	2,355,384	2,173,745

Acquired portfolio loan balances less loan marks	$13,935,356	$1,902,091	$1,763,836	$1,044,273	$421,330	$381,068	$14,979,629		$2,323,421	$2,144,904

(T) Includes other MSA and non-MSA regions.

(U) Represents a portion of total commercial real estate loans of $5.828 billion as of June 30, 2025.

(V) Includes Bank Arlington, American State Bank, Community National Bank, First Federal Bank Texas, Coppermark Bank, First Victoria National Bank, The F&M Bank & Trust Company, Tradition Bank and LegacyTexas Bank.

(W) The Merger was completed on April 1, 2024 and resulted in the addition of $1.075 billion in loans with related purchase accounting adjustments of $24.9 million at acquisition date, which were subject to subsequent fair value adjustments.

(X) Actual principal balances acquired.

Prosperity Bancshares, Inc.®

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Asset Quality
Nonaccrual loans	$102,031	$73,287	$73,647	$83,969	$84,175	$102,031	$84,175
Accruing loans 90 or more days past due	576	91	2,189	20	322	576	322
Total nonperforming loans	102,607	73,378	75,836	83,989	84,497	102,607	84,497
Repossessed assets	6	29	4	177	113	6	113
Other real estate	7,874	8,012	5,701	5,757	4,960	7,874	4,960
Total nonperforming assets	$110,487	$81,419	$81,541	$89,923	$89,570	$110,487	$89,570

Nonperforming assets:
Commercial and industrial (includes energy)	$27,680	$8,966	$10,080	$13,642	$16,340	$27,680	$16,340
Construction, land development and other land loans	1,859	1,952	4,481	4,053	4,895	1,859	4,895
1-4 family residential (includes home equity)	50,501	42,481	44,824	36,660	33,935	50,501	33,935
Commercial real estate (includes multi-family residential)	12,865	12,257	18,861	32,803	31,776	12,865	31,776
Agriculture (includes farmland)	17,547	15,725	3,208	2,686	2,550	17,547	2,550
Consumer and other	35	38	87	79	74	35	74
Total	$110,487	$81,419	$81,541	$89,923	$89,570	$110,487	$89,570
Number of loans/properties	392	363	368	346	349	392	349
Allowance for credit losses on loans	$346,084	$349,101	$351,805	$354,397	$359,852	$346,084	$359,852

Net charge-offs (recoveries):
Commercial and industrial (includes energy)	$1,044	$330	$405	$3,309	$2,777	$1,374	$3,060
Construction, land development and other land loans	(3)	(156)	294	378	109	(159)	107
1-4 family residential (includes home equity)	342	1,051	180	409	425	1,393	882
Commercial real estate (includes multi-family residential)	55	178	362	258	(381)	233	(398)
Agriculture (includes farmland)	(14)	—	5	(116)	214	(14)	237
Consumer and other	1,593	1,301	1,346	1,217	1,224	2,894	2,623
Total	$3,017	$2,704	$2,592	$5,455	$4,368	$5,721	$6,511

Asset Quality Ratios
Nonperforming assets to average interest-earning assets	0.33%	0.24%	0.23%	0.25%	0.25%	0.32%	0.26%
Nonperforming assets to loans and other real estate	0.50%	0.37%	0.37%	0.40%	0.40%	0.50%	0.40%
Net charge-offs to average loans (annualized)	0.05%	0.05%	0.05%	0.10%	0.08%	0.05%	0.06%
Allowance for credit losses on loans to total loans	1.56%	1.59%	1.59%	1.58%	1.61%	1.56%	1.61%
Allowance for credit losses on loans to total loans, excluding Warehouse Purchase Program loans (G)	1.66%	1.67%	1.67%	1.68%	1.69%	1.66%	1.69%

Prosperity Bancshares, Inc.®

Notes to Selected Financial Data (Unaudited)

(Dollars and share amounts in thousands, except per share data)

NOTES TO SELECTED FINANCIAL DATA

Prosperity’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, for internal planning and forecasting purposes, Prosperity reviews each of diluted earnings per share, return on average assets, return on average common equity, and return on average tangible common equity, in each case excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax; return on average tangible common equity; tangible book value per share; the tangible equity to tangible assets ratio; allowance for credit losses to total loans excluding Warehouse Purchase Program loans; the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities; and the efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment. In addition, due to the application of purchase accounting, Prosperity uses certain non-GAAP financial measures and ratios that exclude the impact of these items to evaluate its allowance for credit losses to total loans (excluding Warehouse Purchase Program loans). Prosperity has included information below relating to these non-GAAP financial measures for the applicable periods presented.

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Reconciliation of diluted earnings per share to diluted earnings per share excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Diluted earnings per share (unadjusted)	$1.42	$1.37	$1.37	$1.34	$1.17	$2.79	$2.34

Net income	$135,155	$130,225	$130,076	$127,282	$111,602	$265,380	$222,028
Merger related provision for credit losses, net of tax(Z)	—	—	—	—	7,162	—	7,162
Merger related expenses, net of tax(Z)	—	—	—	50	3,461	—	3,461
FDIC special assessment, net of tax(Z)	—	—	—	—	2,807	—	2,807
Net gain on sale or write-up of securities, net of tax(Z)	—	—	—	(177)	(8,472)	—	(8,707)
Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(Z):	$135,155	$130,225	$130,076	$127,155	$116,560	$265,380	$226,751

Weighted average diluted shares outstanding	95,277	95,266	95,264	95,261	95,765	95,271	94,735
Merger related provision for credit losses, net of tax, per diluted common share(Z)	$—	$—	$—	$—	$0.07	$—	$0.07
Merger related expenses, net of tax, per diluted common share(Z)	$—	$—	$—	$—	$0.04	$—	$0.04
FDIC special assessment, net of tax, per diluted common share(Z)	$—	$—	$—	$—	$0.03	$—	$0.03
Net gain on sale or write-up of securities, net of tax, per diluted common share(Z)	$—	$—	$—	$—	$(0.09)	$—	$(0.09)
Diluted earnings per share excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:(Z)	$1.42	$1.37	$1.37	$1.34	$1.22	$2.79	$2.39

Reconciliation of return on average assets to return on average assets excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Return on average assets (unadjusted)	1.41%	1.34%	1.31%	1.28%	1.12%	1.37%	1.13%

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(Z):	$135,155	$130,225	$130,076	$127,155	$116,560	$265,380	$226,751
Average total assets	$38,391,214	$38,957,078	$39,627,399	$39,889,202	$39,948,848	$38,672,013	$39,442,163
Return on average assets excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (Z)	1.41%	1.34%	1.31%	1.28%	1.17%	1.37%	1.15%

(Z) Calculated assuming a federal tax rate of 21.0%.

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024

Reconciliation of return on average common equity to return on average common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax:

Return on average common equity (unadjusted)	7.13%	6.94%	7.00%	6.93%	6.10%	7.03%	6.15%

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(Z):	$135,155	$130,225	$130,076	$127,155	$116,560	$265,380	$226,751
Average shareholders' equity	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,321,257	$7,546,269	$7,221,251
Return on average common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (Z)	7.13%	6.94%	7.00%	6.92%	6.37%	7.03%	6.28%

Reconciliation of return on average common equity to return on average tangible common equity:
Net income	$135,155	$130,225	$130,076	$127,282	$111,602	$265,380	$222,028
Average shareholders' equity	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,321,257	$7,546,269	$7,221,251
Less: Average goodwill and other intangible assets	(3,563,866)	(3,567,421)	(3,573,197)	(3,576,630)	(3,542,427)	(3,565,634)	(3,500,542)
Average tangible shareholders’ equity	$4,022,424	$3,938,380	$3,855,468	$3,770,635	$3,778,830	$3,980,635	$3,720,709
Return on average tangible common equity (F)	13.44%	13.23%	13.50%	13.50%	11.81%	13.33%	11.93%

Reconciliation of return on average common equity to return on average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, and FDIC special assessment, net of tax:

Net income excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax(Z):	$135,155	$130,225	$130,076	$127,155	$116,560	$265,380	$226,751
Average shareholders' equity	$7,586,290	$7,505,801	$7,428,665	$7,347,265	$7,321,257	$7,546,269	$7,221,251
Less: Average goodwill and other intangible assets	(3,563,866)	(3,567,421)	(3,573,197)	(3,576,630)	(3,542,427)	(3,565,634)	(3,500,542)
Average tangible shareholders’ equity	$4,022,424	$3,938,380	$3,855,468	$3,770,635	$3,778,830	$3,980,635	$3,720,709
Return on average tangible common equity excluding merger related provision for credit losses, net of tax, merger related expenses, net of tax, FDIC special assessment, net of tax, and net gain on sale or write-up of securities, net of tax (F) (Z)	13.44%	13.23%	13.50%	13.49%	12.34%	13.33%	12.19%

Reconciliation of book value per share to tangible book value per share:
Shareholders’ equity	$7,599,736	$7,517,061	$7,438,495	$7,361,249	$7,283,444	$7,599,736	$7,283,444
Less: Goodwill and other intangible assets	(3,561,923)	(3,565,533)	(3,569,176)	(3,574,566)	(3,578,431)	(3,561,923)	(3,578,431)
Tangible shareholders’ equity	$4,037,813	$3,951,528	$3,869,319	$3,786,683	$3,705,013	$4,037,813	$3,705,013

Period end shares outstanding	95,277	95,258	95,275	95,261	95,262	95,277	95,262
Tangible book value per share	$42.38	$41.48	$40.61	$39.75	$38.89	$42.38	$38.89

Reconciliation of equity to assets ratio to period end tangible equity to period end tangible assets ratio:
Tangible shareholders’ equity	$4,037,813	$3,951,528	$3,869,319	$3,786,683	$3,705,013	$4,037,813	$3,705,013
Total assets	$38,417,352	$38,764,675	$39,566,738	$40,115,320	$39,762,294	$38,417,352	$39,762,294
Less: Goodwill and other intangible assets	(3,561,923)	(3,565,533)	(3,569,176)	(3,574,566)	(3,578,431)	(3,561,923)	(3,578,431)
Tangible assets	$34,855,429	$35,199,142	$35,997,562	$36,540,754	$36,183,863	$34,855,429	$36,183,863
Period end tangible equity to period end tangible assets ratio	11.58%	11.23%	10.75%	10.36%	10.24%	11.58%	10.24%

	Three Months Ended					Year-to-Date
	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Reconciliation of allowance for credit losses to total loans to allowance for credit losses on loans to total loans excluding Warehouse Purchase Program:
Allowance for credit losses on loans	$346,084	$349,101	$351,805	$354,397	$359,852	$346,084	$359,852
Total loans	$22,197,388	$21,977,570	$22,149,209	$22,380,852	$22,320,815	$22,197,388	$22,320,815
Less: Warehouse Purchase Program loans	(1,287,440)	(1,057,893)	(1,080,903)	(1,228,706)	(1,081,403)	(1,287,440)	(1,081,403)
Total loans less Warehouse Purchase Program	$20,909,948	$20,919,677	$21,068,306	$21,152,146	$21,239,412	$20,909,948	$21,239,412
Allowance for credit losses on loans to total loans excluding Warehouse Purchase Program	1.66%	1.67%	1.67%	1.68%	1.69%	1.66%	1.69%

Reconciliation of efficiency ratio to efficiency ratio excluding net gains and losses on the sale, write-down or write-up of assets and securities:
Noninterest expense	$138,565	$140,301	$141,545	$140,338	$152,842	$278,866	$288,690

Net interest income	$267,722	$265,382	$267,774	$261,691	$258,786	$533,104	$497,030
Noninterest income	42,982	41,301	39,837	41,099	46,003	84,283	84,873
Less: net gain (loss) on sale or write-down of assets	1,414	(235)	584	3,178	(903)	1,179	(938)
Less: net gain on sale or write-up of securities	—	—	—	224	10,723	—	11,021
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets and securities	41,568	41,536	39,253	37,697	36,183	83,104	74,790
Total income excluding net gains and losses on the sale, write-down or write-up of assets and securities	$309,290	$306,918	$307,027	$299,388	$294,969	$616,208	$571,820
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities	44.80%	45.71%	46.10%	46.87%	51.82%	45.26%	50.49%

Reconciliation of efficiency ratio to efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment:

Noninterest expense	$138,565	$140,301	$141,545	$140,338	$152,842	$278,866	$288,690
Less: merger related expenses	—	—	—	63	4,381	—	4,381
Less: FDIC special assessment	—	—	—	—	3,554	—	3,554
Noninterest expense excluding merger related expenses and FDIC special assessment	$138,565	$140,301	$141,545	$140,275	$144,907	$278,866	$280,755

Net interest income	$267,722	$265,382	$267,774	$261,691	$258,786	$533,104	$497,030
Noninterest income	42,982	41,301	39,837	41,099	46,003	84,283	84,873
Less: net gain (loss) on sale or write down of assets	1,414	(235)	584	3,178	(903)	1,179	(938)
Less: net gain on sale or write-up of securities	—	—	—	224	10,723	—	11,021
Noninterest income excluding net gains and losses on the sale, write-down or write-up of assets and securities	41,568	41,536	39,253	37,697	36,183	83,104	74,790
Total income excluding net gains and losses on the sale, write-down or write-up of assets and securities	$309,290	$306,918	$307,027	$299,388	$294,969	$616,208	$571,820
Efficiency ratio, excluding net gains and losses on the sale, write-down or write-up of assets and securities, merger related expenses and FDIC special assessment	44.80%	45.71%	46.10%	46.85%	49.13%	45.26%	49.10%